Exhibit 3.1

CERTIFICATE OF AMENDMENT
TO THE
RESTATED CERTIFICATE OF INCORPORATION, AS AMENDED,
OF
HEALTHWAYS, INC.

Pursuant to Section 242
of the
General Corporation Law of the State of Delaware
Healthways, Inc., a corporation duly organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies as follows:
A. The present name of the Corporation is Healthways, Inc.
B. The Restated Certificate of Incorporation, as Amended, of the Corporation is hereby amended by deleting the text of Article First in its entirety and inserting the following in lieu thereof:
FIRST: The name of the corporation (hereinafter called the "Corporation") is Tivity Health, Inc.
C. The foregoing amendment was duly adopted pursuant to Section 242 of the General Corporation Law of the State of Delaware.
D. The effective date of the foregoing amendment shall be January 10, 2017.
IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be duly executed in its name this 4th day of January, 2017.
HEALTHWAYS, INC.

By: /s/ Mary S. Flipse Mary S. Flipse Chief Legal Officer